Exhibit 31.2

CERTIFICATIONS UNDER SECTION 302

I, Michael A. Angerthal, certify that:

1.	I have reviewed this amendment no. 1 to the annual report on Form 10-K of Virtus Investment Partners, Inc.; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: February 26, 2014

/S/ MICHAEL A. ANGERTHAL
Michael A. Angerthal
Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)